Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-268757 and 333-268757-21

EFCAR, LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents EFCAR, LLC has filed with the SEC for more complete information about EFCAR, LLC, Exeter Select Automobile Receivables Trust 2026-1 and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, EFCAR, LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-503-4611.

Free Writing Prospectus dated May 13, 2026
$350,840,000 Automobile Receivables Backed Notes

Exeter Select Automobile Receivables Trust 2026-1
Issuing Entity

EFCAR, LLC
Depositor

Exeter Finance LLC
Sponsor and Servicer

The depositor has prepared a preliminary prospectus, dated May 13, 2026, which describes the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes, the Class B Notes, the Class C Notes and the Class D Notes (the “publicly offered notes”) to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the publicly offered notes.

Ratings

It is a condition to the issuance of the publicly offered notes that they receive at least the indicated ratings from S&P Global Ratings (“S&P” or the “rating agency”) listed below.

S&P
Class A-1 Notes	A-1+ (sf)
Class A-2 Notes	AAA (sf)
Class A-3 Notes	AAA (sf)
Class B Notes	AA (sf)
Class C Notes	A (sf)
Class D Notes	BBB (sf)
_________________________

A security rating is not a recommendation to buy, sell or hold notes.  The ratings of the notes address the likelihood of the payment of principal and interest on the notes according to their terms.  The rating agency will monitor its ratings using its normal surveillance procedures.  The rating agency may change or withdraw an assigned rating at any time.  If this happens, no person or entity will be obligated to provide any additional credit enhancement for the notes.

None of the sponsor, the depositor, the holding trust, the servicer, the backup servicer, the seller, the indenture trustee, the owner trustee, the lockbox bank, the intercreditor agent, the asset representations reviewer or any of their respective affiliates will be required to monitor any changes to the ratings of the notes.

Joint Bookrunners
Deutsche Bank Securities	Citigroup	Mizuho
Co-Managers
AmeriVet Securities	Barclays	Citizens Capital Markets